Exhibit 10.10

EXCLUSIVE TECHNOLOGY

CONSULTING AND SERVICE AGREEMENT

THIS EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (the “Agreement”) is made and entered into as of January 28, 2010, by and between the following parties:

Party A: BEIJING ANHUI WANXING SCIENCE & TECHNOLOGY CO., LTD. Registered Address: Room 302, 38 Guangqudong Road, Chaoyang District, Beijing, P.R.C.

Party B: BEIJING TUOZHAN INDUSTRIAL & TRADING DEVELOPMENT CO., LTD. Registered Address: 292 Zhangjiadian, Shibalidian Town, Chaoyang District, Beijing

WHEREAS,

1.          Party A, a wholly foreign-owned enterprise duly established and valid existing under the laws of the People’s Republic of China (the “PRC”), owns resources to provide relevant technology consulting and services.

2.          Party B is a limited liability company duly established and valid existing under the PRC laws. Party A agrees to provide to Party B technology consulting and related services, and Party B agrees to accept such services provided by Party A in accordance with this Agreement.

NOW THEREFORE, through mutual negotiations, the Parties hereto agree as follows:

1.          Technology consulting and Services, Sole and Exclusive Interests

1.1        During the term of this Agreement, Party A agrees to provide to Party B the technology consulting and services and other significant resources necessary for the operation of Party B’s business in accordance with this Agreement, including but not limited to:

(1)   Provision of services of market study, business strategy, marketing consulting, technique training, data base marketing in the fields of sales of automobiles, automobile parts and post-market services of automobiles (second-hand automobiles, car rental, automobile financing, automobile insurance, automobile repair and maintenance, auto club, etc.) and customers referral;

(2)   Provision of intellectual property (such as trademark, patent, know-how and so forth) which is solely owned by Party A and necessary for the operation and development of Party B’s business;

(3)   Secondment to Party B of senior management personnel, senior technical personnel and marketing team who grasp abundant resources of cars and parts suppliers and maintain close relationship with those suppliers;

(4)   Human resource consulting;

(5)   Provision of Contacts for product purchase;

(6)   Legal issue consulting;

(7)   Finance consulting and support;

(8)   Investment consulting and management;

(9)   Consulting on the establishment and operation of 4S shops and project consulting;

(10) Other consulting and services required by Party B in associate with the variation of market.

1.2        Party B hereby agrees to accept such technology consulting and services provided by Party A. Party B further agrees that, during the term of this Agreement, it shall not accept the technical consultation and service provided by any third party other than Party A without the prior written consent of Party A.

1.3        Party A shall be the sole and exclusive owner of all right, title and interests and intellectual property rights arising from this Agreement (including but not limited to, copyrights, patent, know-how, commercial secrets and so forth), regardless it is developed by Party A or by Party B based on Party A’s intellectual property right.

2.         Payments for the technical consultation and service(“Consulting Fees”)

2.1        Both parties agree that the Consulting Fees shall be paid per quarter in accordance with the consulting and service actually provided by Party A. Party A has the right, solely at its discretion, to determine the amount of the Consulting Fees, and both parties agree to, at Party A’s discretion, amend or enter into supplementary agreement in respect of the provisions under this Agreement regarding Consulting Fees. The Consulting Fees could be 100% of Party B’s quarterly profit.

2.2        Except for the Consulting Fees mentioned in the preceding paragraph, Party B agrees to reimburse Party A for all necessary expenses in relation to performing this Agreement, including but not limited to, travelling expenses, service fees, and out-of-pocket expenses, etc.

2.3        Except for the Consulting Fees, Party B agrees to reimburse Party A the tax, customs and other expenditures (income tax is not included) paid by Party A in favour of Party B in relation to this Agreement.

2.4        Party B shall provide Party A with a report in relation to Consulting Fees (“Consulting Fees Report”) in accordance with this Agreement within three (3) business days after each quarter and Party B shall remit the amount in RMB to the bank account designated by Party A within two (2) business days after delivering such Consulting Fees Report.  Party B shall subject to a late fee of a 12% annual interest (compound interest) from the date of default if fails to pay Consulting Fees and other payable fees hereunder timely.

2.5        Party B shall maintain a separate bank account for the Consulting Fees under this Agreement. Party A is entitled to appoint its employees or PRC or international accountants to review or audit the account books in relation to the consulting service from time to time.  The fees payable to the accountant shall be paid by Party A itself. Party B shall provide to Party A’s employees or accountants any convenience and assistance required and all documents, account books, records, materials and information deemed necessary by such persons  The auditing report issued by Party A’s employee shall be final and conclusive unless Party B issues written objection within seven (7) days after receiving such report.  The report issued by the accountant shall be final and conclusive. Party A is entitled to serve written payment notice on Party B at any time after receiving the audit report according to the consulting fee confirmed by the audit report. Party B shall pay within seven (7) days after receiving the notice in accordance with Article 2.4.

2.6        All payment payable by Party B to Party A shall be after tax, bank handing charge or any other expenses.

3.         Representations and Warranties

3.1    Party A hereby represents and warrants as follows:

3.1.1        It has the authority to enter into and perform this Agreement in accordance with its Articles of Association and business scope, and has taken all necessary action to get authorization, consent and approval from third party and/or competent government authorities, and will not conflict with any agreement or laws binding on it.

3.1.2        Upon execution, this Agreement shall constitute a legally binding document on Party A and shall be enforceable in accordance herewith.

3.2    Party B hereby represents and warrants as follows:

3.2.1        Party B is a company duly registered and valid existing under the law of the PRC, and is authorized to enter into this Agreement.

3.2.2        Party B has the authority to execute and perform this Agreement in accordance with its Articles of Association and its business scope, and has taken all necessary action to obtain all consents and approval to execute and perform this Agreement, and will not conflict with any agreement or laws binding on it.

3.2.3        Upon execution, this Agreement shall constitute a legally binding document on Party A and shall be enforceable in accordance herewith.

4        Confidentiality

4.1        Party B agrees to make reasonable effort to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received in the exclusive technology consulting and service provided by Party A (“Confidential Information”).  Party B shall not disclose, grant or transfer to any third party of such Confidential Information. Upon termination of this Agreement, Party B shall, upon Party A’s request, return to Party A or destroy of any document, material or software contained any of such Confidential Information, and shall completely delete any of such Confidential Information from any memory device, and shall not use or permit any third party to use such Confidential Information.

4.2        The both Parties agree that the provisions of this Article shall survive notwithstanding the alteration, revocation or termination of this Agreement.

5        Indemnities

5.1        Party B shall indemnify Party A against any loss, damage, liability or expenses suffered by Party A as a result of or arising from any litigation, claim or compensation request in other forms related to the consulting and service under this Agreement.

6        Effectiveness and Term of this Agreement

6.1        This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement shall be ten (10) years unless earlier terminated as set forth in this Agreement or other written agreements entered into by the parties hereof.

6.2        This Agreement shall be terminated upon written confirmation from both Parties before termination. Otherwise this agreement shall be extended by another ten (10) years.

7        Termination of the Agreement

7.1        The Agreement shall be extended automatically upon the expiration of this Agreement unless it is terminated in accordance with this Agreement.

7.2        During the term of this Agreement, Party B may not terminate this Agreement except in the case of Party A’s gross negligence, fraud, or other illegal action or bankruptcy of Party A. Notwithstanding the above, Party A may terminate this Agreement with issuing a written notice to Party B thirty (30) days in advance.

7.3        The rights and obligations of the both Parties under Article 4 and Article 5 of this Agreement shall survive after the termination of this Agreement.

8        Dispute Settlement

8.1        With regards to any dispute in relation to the interpretation or implementation of this Agreement, the Parties shall negotiate friendly to settle the dispute. In case no settlement can be reached through consultation, each Party can submit such matter to China International Economic and Trade Arbitration Committee for arbitration according to the current effective arbitration rules. The arbitration shall be held in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on the Parties.

9        Force Majeure

9.1        Force Majeure Event (“Event”) refers to any event beyond control of the affected party and unavoidable with reasonable caution, which shall include but not limit to, government acts, nature disasters, fire, explosion, typhoon, flood, earthquake, tidal wave, lightning or war.  However, any lack of credit, assets or financing shall not be deemed as an event beyond control of a party. The party claiming the Force Majeure and seeking a waiver of its obligations hereunder shall promptly inform the other party the Force Majeure and the procedure to fulfil its obligations hereunder.

9.2        If performance of this Agreement is delayed or prevented due to Force Majeure set forth in the preceding paragraph, the affected party shall not subject to any liability hereunder arising from the obligations so delayed or prevented. The affected party shall make reasonable effort to reduce or diminish the effect from such Event, and shall make reasonable efforts to resume its performance. Both parties shall resume the performance with best effort upon elimination of such Event.

10      Notices

10.1      Any notice by each Party regarding rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the Parties hereto or the address advised in writing including facsimile and telex from time to time. “Writing” includes, inter alia, fax and telefax.

11      Assignment

11.1      Absent the prior written consent of Party A, Party B may not assign any right or obligation hereunder to any third party.

12      Severability

12.1      If any of the terms of this Agreement is invalid, illegal or unenforceable due to incompliance with laws, the validity and enforceability of the other terms hereof shall nevertheless remain unaffected.

13      Amendments and Supplement

13.1      Any amendment and supplement of this Agreement shall be in writing and duly executed by the parties hereto, such amendment and supplement shall be deemed as a part of this Agreement and shall be in full force and effect as this Agreement.

14      Governing Law and Languages

14.1      This Agreement shall be governed by and construed in accordance with the laws of the PRC.

14.2      This Agreement is executed both in Chinese and English. The Chinese version will prevail in the event of any inconsistency between the English and any Chinese version.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the both Parties have its authorized representative executed this Agreement on the date first above written.

Party A: BEIJING ANHUI WANXING SCIENCE & TECHNOLOGY CO., LTD.

Legal Representative :	/s/ Hetong Guo

Party B: BEIJING TUOZHAN INDUSTRIAL & TRADING DEVELOPMENT CO., LTD.

Legal Representative:	/s/ Hetong Guo

Schedule of other affiliated entities that entered into the Exclusive Technology Consulting and Service Agreement with Beijing Anhui Wanxing Science & Technology Co., Ltd.

1.             Beijing Aotong Automobile Trading Co., Ltd.

2.             Beijing Lentuo Chengxin Commercial & Trading Co., Ltd.

3.             Beijing Yuantongqiao Toyota Automobile Trading Co., Ltd.

4.             Beijing Tuojiacheng Commercial & Trading Co., Ltd.

5.             Beijing Lentuo Huitong Automobile Sales Service Co., Ltd.

6.             Beijing Tuozhan Automobile Repair Co., Ltd.

7.             Beijing Lentuo Automobile Leasing Co., Ltd.

The agreements of such affiliated entities are omitted from this exhibit pursuant to the Instruction to Item 601 of Regulations S-K.  Other than the agreement of Beijing Lentuo Huitong Automobile Sales Service Co., Ltd. that is dated June 20, 2010, all other agreements are dated January 28, 2010.